Exhibit 4.1

SYSCO CORPORATION,

as Issuer,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors,

THE NEW GUARANTORS NAMED HEREIN

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

TWENTY-SECOND SUPPLEMENTAL INDENTURE

Dated as of September 28, 2015

Supplementing the Indenture

dated as of June 15, 1995

TWENTY-SECOND SUPPLEMENTAL INDENTURE, dated as of the 28th day of September, 2015, among SYSCO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Issuer”), the SUBSIDIARY GUARANTORS named on Schedule I hereto (each, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”), Sysco Riverside, Inc., a corporation organized and existing under the laws of the State of Delaware, Sysco Western Minnesota, Inc., a corporation organized and existing under the laws of the State of Delaware, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”);

WHEREAS, the Issuer has heretofore executed and delivered an Indenture dated as of June 15, 1995 (as supplemented by the Thirteenth Supplemental Indenture dated as of February 17, 2012, the “Original Indenture”) providing for the issuance by the Issuer from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”), and the Trustee is the successor trustee under the Original Indenture; and

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee (i) a Third Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, (ii) a Fifth Supplemental Indenture dated as of July 27, 1998 providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 6 1⁄2% Debentures due August 1, 2028, (iii) an Eighth Supplemental Indenture dated as of September 22, 2005 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, (iv) a Tenth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, (v) an Eleventh Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, (vi) a Twelfth Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039, (vii) a Fifteenth Supplemental Indenture dated as of June 12, 2012 providing for the issuance by the Issuer of $450,000,000 aggregate principal amount of 2.60% Senior Notes due 2022 (collectively, the “Prior Supplemental Indentures”) (the Original Indenture, as amended and supplemented by, and together with the Prior Supplemental Indentures and this Twenty-Second Supplemental Indenture, collectively, the “Indenture”); and

WHEREAS, pursuant to Guarantee Agreements dated as of September 28, 2015, each of the New Guarantors has agreed to unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on those of the Securities that remained outstanding and unpaid as of September 28, 2015 (the “Existing Guaranteed Securities”), when and as the same shall become due and payable according to the terms of such Existing Guaranteed Securities and as more fully described in the Indenture, and any other amounts payable under the Indenture; and

WHEREAS, Section 13.1 of the Original Indenture requires that prior to the initial issuance of Securities that are to be guaranteed by a Person that is not an Initial Guarantor, the parties to the Original Indenture and such Person shall enter into a supplemental indenture pursuant to Section 2.3 of the Original Indenture whereby such Person shall become a Guarantor under the Indenture; and

WHEREAS, the Issuer has requested that the Indenture be supplemented to add Sysco Riverside, Inc. and Sysco Western Minnesota, Inc. (together, the “New Guarantors”) as parties to the Indenture; and

WHEREAS, the Issuer, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 8.1 thereof, and pursuant to appropriate resolutions of the Board of Directors of the Issuer, has duly determined to make, execute and deliver to the Trustee this Twenty-Second Supplemental Indenture to the Original Indenture as permitted by Sections 8.1 and 13.1 of the Original Indenture; and

WHEREAS, each of the Subsidiary Guarantors, in the exercise of their power and authority conferred upon and reserved to them under the provisions of the Indenture, including Section 8.1 thereof, and pursuant to appropriate resolutions of the Board of Directors or other governing body of each of the Subsidiary Guarantors has duly determined to make, execute and deliver to the Trustee this Twenty-Second Supplemental Indenture to the Original Indenture as permitted by Sections 8.1 and 13.1 of the Original Indenture in order to add the New Guarantors as parties to the Indenture and as Guarantors of the Guaranteed Securities; and

NOW, THEREFORE, THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE WITNESSETH that, in order to add the New Guarantors as parties to the Indenture, and for and in consideration of the premises and of the covenants contained in the Indenture and in this Twenty-Second Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

1.1 Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless that term is otherwise defined herein.

1.2 Section References. Each reference to a particular section set forth in this Twenty-Second Supplemental Indenture shall, unless the context otherwise requires, refer to this Twenty-Second Supplemental Indenture.

ARTICLE II

NEW GUARANTORS

2.1 Additional Guarantors; Guarantee. Each New Guarantor, by execution and delivery of this Twenty-Second Supplemental Indenture, hereby agrees to be bound by the terms of the Original Indenture as a Guarantor. Each New Guarantor, by execution and delivery of the respective Guarantee Agreements, hereby agrees to guarantee, together with the Initial Guarantors, the Existing Guaranteed Securities, on such terms and subject to such conditions as are set forth in such Guarantee Agreement, the terms of which are set forth in the Form of Guarantee attached as Exhibit A hereto.

2.2 Schedule I. Schedule I to this Twenty-Second Supplemental Indenture shall be deemed to be modified to include the New Guarantors and shall be incorporated into the Original Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Twenty-Second Supplemental Indenture, any Guarantee or the proper authorization or the due execution hereof by the Issuer or any New Guarantor or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and the New Guarantors.

Except as expressly amended hereby, the Original Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Twenty-Second Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE, THE ORIGINAL INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

This Twenty-Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SYSCO CORPORATION

By:	/s/ Gregory Keyes
Name:	Gregory Keyes
Title:	Vice President and Treasurer

SUBSIDIARY GUARANTORS (listed on Schedule I)

By:	/s/ Gregory Keyes
Name:	Gregory Keyes
Title:	Vice President and Treasurer

SYSCO RIVERSIDE, INC.
SYSCO WESTERN MINNESOTA, INC.

By:	/s/ Gregory Keyes
Name:	Gregory Keyes
Title:	Vice President and Treasurer

Signature Page to Twenty-Second Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By:	/s/ Valère D. Boyd
Name:	Valère D. Boyd
Title:	Vice President

SCHEDULE I

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Albany, LLC	Delaware

Sysco Atlanta, LLC	Delaware

Sysco Baltimore, LLC	Delaware

Sysco Baraboo, LLC	Delaware

Sysco Boston, LLC	Delaware

Sysco Central Alabama, Inc.	Delaware

Sysco Central California, Inc.	California

Sysco Central Florida, Inc.	Delaware

Sysco Central Illinois, Inc.	Delaware

Sysco Central Pennsylvania, LLC	Delaware

Sysco Charlotte, LLC	Delaware

Sysco Chicago, Inc.	Delaware

Sysco Cincinnati, LLC	Delaware

Sysco Cleveland, Inc.	Delaware

Sysco Columbia, LLC	Delaware

Sysco Connecticut, LLC	Delaware

Sysco Detroit, LLC	Delaware

Sysco Eastern Maryland, LLC	Delaware

Sysco Eastern Wisconsin, LLC	Delaware

Sysco Grand Rapids, LLC	Delaware

Sysco Gulf Coast, Inc.	Delaware

Sysco Hampton Roads, Inc.	Delaware

Sysco Indianapolis, LLC	Delaware

Sysco Iowa, Inc.	Delaware

Sysco Jackson, LLC	Delaware

Sysco Jacksonville, Inc.	Delaware

Sysco Kansas City, Inc.	Missouri

Sysco Knoxville, LLC	Delaware

Sysco Lincoln, Inc.	Nebraska

Sysco Long Island, LLC	Delaware

Sysco Los Angeles, Inc.	Delaware

Exact Name of Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Sysco Louisville, Inc.	Delaware

Sysco Memphis, LLC	Delaware

Sysco Metro New York, LLC	Delaware

Sysco Minnesota, Inc.	Delaware

Sysco Montana, Inc.	Delaware

Sysco Nashville, LLC	Delaware

Sysco North Dakota, Inc.	Delaware

Sysco Northern New England, Inc.	Maine

Sysco Philadelphia, LLC	Delaware

Sysco Pittsburgh, LLC	Delaware

Sysco Portland, Inc.	Delaware

Sysco Raleigh, LLC	Delaware

Sysco Sacramento, Inc.	Delaware

Sysco San Diego, Inc.	Delaware

Sysco San Francisco, Inc.	California

Sysco Seattle, Inc.	Delaware

Sysco South Florida, Inc.	Delaware

Sysco Southeast Florida, LLC	Delaware

Sysco Spokane, Inc.	Delaware

Sysco St. Louis, LLC	Delaware

Sysco Syracuse, LLC	Delaware

Sysco USA I, Inc.	Delaware

Sysco USA II, LLC	Delaware

Sysco Ventura, Inc.	Delaware

Sysco Virginia, LLC	Delaware

Sysco West Coast Florida, Inc.	Delaware

EXHIBIT A

FORM OF GUARANTEE

THIS GUARANTEE (as amended from time to time, this “Guarantee”), dated as of this      day of             , 20    , is made by [name of subsidiary guarantor], a [state] [corporation / limited liability company] (the “Guarantor”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) for the registered holders (collectively, the “Holders”) of certain unsecured debentures, notes or other evidences of indebtedness (collectively, the “Securities”) of Sysco Corporation, a Delaware corporation (the “Issuer”), issued from time to time under the Indenture, dated June 6, 1995, by and between the Issuer and the Trustee (as successor trustee), as amended by the Third Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, the Fifth Supplemental Indenture dated as of July 27, 1998 providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 6 1⁄2% Debentures due August 1, 2028, the Eighth Supplemental Indenture dated as of September 22, 2005 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, the Tenth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, the Eleventh Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, the Twelfth Supplemental Indenture dated as of March 17, 2009 providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039, the Thirteenth Supplemental Indenture, dated as of February 17, 2012, and the Fifteenth Supplemental Indenture dated as of June 12, 2012 providing for the issuance by the Issuer of $450,000,000 aggregate principal amount of 2.60% Senior Notes due 2022 (collectively, as amended, modified or supplemented from time to time, the “Indenture”).

W I T N E S S E T H:

SECTION 1. Guarantee.

(a) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Securities (the “Obligations”), when and as the same shall become due and payable according to the terms of the Securities and as more fully described in the Indenture, and any other amounts payable under the Indenture.

(b) It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11 of the U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Securities with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(i) any lack of validity, enforceability or genuineness of any provision of the Indenture, the Securities or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, any or all of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations;

(iv) the absence of any action to enforce same, or any waiver or consent by any Holder with respect to any provisions of the Indenture; or

(v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

SECTION 3. Ranking. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured obligation of the Guarantor ranking pari passu with all existing and future unsecured indebtedness of the Guarantor.

SECTION 4. Waiver; Subrogation.

(a) The Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to this Guarantee and any requirement that the Trustee, or the Holders of any Securities protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other person or any collateral.

(b) The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee, or the Holders of any Securities against the Issuer or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Securities and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Indenture and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Guarantee and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits.

SECTION 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of the Securities to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into the Guarantor and (iii) payment in full of the Obligations, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Securities, the Trustee, and by their respective successors, transferees, and assigns. This is a Guarantee of payment and not a guarantee of collection.

SECTION 7. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of the Securities or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

SECTION 8. Severability; Amendment. If any provision of this Guarantee or any application hereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any Holder of the Securities; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of the Securities, then (i) the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of Securities) shall be required and (ii) Guarantor shall give written notice of any such change to any nationally recognized statistical ratings organization that, at the time such amendment is put into effect, has provided then-current ratings applicable to any of the Obligations.

SECTION 9. Notices. All communications and notices hereunder shall be made in writing and deemed to have been duly given if mailed or transmitted by any standard form of telecommunication to Guarantor at:

[Name of Subsidiary Guarantor]

c/o Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Facsimile: 281-584-2510

Attn: General Counsel

SECTION 10. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of New York.

[Signature on following page.]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:
Name:
Title: